SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                           SCHEDULE 13G


             Under the Securities Exchange Act of 1934
                       (Amendment No. 1)*


                           Cyberonics, Inc.
               -----------------------------------------
                           (Name of Issuer)


                      Common Stock, $0.01 par value
               -----------------------------------------
                      (Title of Class of Securities)


                              23251P102
                -----------------------------------------
                            (CUSIP Number)



                            December 31, 2007
                -----------------------------------------
          (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [x] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  CUSIP No. 23251P102


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

     Rho Capital Partners, Inc.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]
3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            204,837 Shares

      6     SHARED VOTING POWER

            0 Shares

      7     SOLE DISPOSITIVE POWER

            204,837 Shares

      8     SHARED DISPOSITIVE POWER

            0 Shares


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     204,837 Shares


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES   CERTAIN SHARES
     (SEE INSTRUCTIONS)


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.7%


12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO/IA

                                  CUSIP No. 23251P102


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

     Joshua Ruch


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Republic of South Africa


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            1,259,500 Shares

      6     SHARED VOTING POWER

            204,837 Shares

      7     SOLE DISPOSITIVE POWER

            1,259,500 Shares

      8     SHARED DISPOSITIVE POWER

            204,837 Shares


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,464,337 Shares


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.4%


12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

                                  CUSIP No. 23251P102


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

     Habib Kairouz


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Canada


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            0 Shares

      6     SHARED VOTING POWER

            204,837 Shares

      7     SOLE DISPOSITIVE POWER

            0 Shares

      8     SHARED DISPOSITIVE POWER

            204,837 Shares

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     204,837 Shares



10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.7%



12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN

                                  CUSIP No. 23251P102


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

     Mark Leschly


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Kingdom of Denmark


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            0 Shares

      6     SHARED VOTING POWER

            204,837 Shares

      7     SOLE DISPOSITIVE POWER

            0 Shares

      8     SHARED DISPOSITIVE POWER

            204,837 Shares


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     204,837 Shares



10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.7%



12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN

                                  CUSIP No. 23251P102


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

     Kariba LLC


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]
3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            6,900 Shares

      6     SHARED VOTING POWER

            0 Shares

      7     SOLE DISPOSITIVE POWER

            6,900 Shares

      8     SHARED DISPOSITIVE POWER

            0 Shares


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,900 Shares


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%


12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO

                                  CUSIP No. 23251P102


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

     Drakensberg, L.P.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]
3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            6,900 Shares

      6     SHARED VOTING POWER

            0 Shares

      7     SOLE DISPOSITIVE POWER

            6,900 Shares

      8     SHARED DISPOSITIVE POWER

            0 Shares


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,900 Shares


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%


12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

         This Amendment No. 1 to Schedule 13G for Cyberonics, Inc., a Delaware corporation (the "Company"), amends a Statement on Schedule 13G, dated as of June 13, 2007, relating to the shares of Common Stock of the Company, $0.01 par value per share (the "Shares"), beneficially owned by Rho Capital Partners, Inc., its shareholders, Joshua Ruch, Habib Kairouz and Mark Leschly, and the following affiliated investment vehicles: Drakensberg, L.P. and Kariba LLC, as follows below. This Amendment is filed to amend, as of December 31, 2007, Item 4 of the Statement on Schedule 13G as most recently amended.


         Items 1-3.   No amendment.

         Item 4.  Ownership

         See cover page for each Reporting Person.

      As the ultimate holder of voting and investment authority over the Shares owned by its clients, Rho may be deemed, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to be the beneficial owner of 204,837 Shares reported for Rho hereby, constituting 0.7% of the Company's Shares outstanding, as determined by reference to the Company's most recently filed Form 10-Q.

      As stockholders of Rho, Joshua Ruch, Habib Kairouz and Mark Leschly may be deemed to share investment and voting control over the Shares reported herein by Rho. Accordingly, each of Messrs. Ruch, Kairouz and Leschly may be deemed to be the beneficial owner of the 204,837 Shares reported by Rho hereunder, constituting 0.7% of the Company's shares outstanding as of the date of the Company's most recently filed Form 10-Q. Additionally, Mr. Ruch exercises investment and voting control over 1,259,500 Shares not held under management by Rho, over which he may be deemed to have sole beneficial ownership. As the general partner of Drakensberg, L.P., Kariba LLC may be deemed to be the beneficial owner of 6,900 Shares, constituting 0.0% of the Company's shares outstanding as of the date of the Company's most recently filed Form 10-Q. As the Managing Member of Kariba LLC, which is the general partner of Drakensberg, L.P., Joshua Ruch may be deemed to exercise sole investment and voting control over 6,900 Shares held of record by Drakensberg, L.P. Accordingly, Mr. Ruch may be deemed to be the beneficial owner of an aggregate of 1,464,337 Shares, constituting 5.4% of the Company's shares outstanding as of the date of the Company's most recently filed Form 10-Q.

      Other than Shares in which they have a pecuniary interest, each of Messrs. Ruch, Kairouz and Leschly disclaims beneficial ownership of the Shares reported by this Statement.

         Items 5-9.   No amendment.

         Item 10. Certifications

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2008


RHO CAPITAL PARTNERS, INC.


    By: /s/ Jeffrey I. Martin
    ------------------------------------
    Jeffrey I. Martin, Authorized Signer



JOSHUA RUCH


By: /s/ Jeffrey I. Martin
------------------------------------
Jeffrey I. Martin, Authorized Signer


HABIB KAIROUZ

By: /s/ Jeffrey I. Martin
------------------------------------
Jeffrey I. Martin, Authorized Signer


MARK LESCHLY

By: /s/ Jeffrey I. Martin
------------------------------------
Jeffrey I. Martin, Authorized Signer


DRAKENSBERG, L.P.

By: /s/ Jeffrey I. Martin
------------------------------------
Jeffrey I. Martin, Authorized Signer


KARIBA LLC

By: /s/ Jeffrey I. Martin
------------------------------------
Jeffrey I. Martin, Authorized Signer